LM Funding America, Inc. Provides Quarterly Bitcoin Mining Update for Three Months Ended June 30, 2023

TAMPA, FL, July 12, 2023—LM Funding America, Inc. (NASDAQ:LMFA) (“LM Funding” or the “Company”), a cryptocurrency mining and technology-based specialty finance company, today announced that it has mined approximately 106.35 Bitcoin (“BTC”) for the three months ended June 30, 2023, bringing the Company’s Bitcoin holdings to approximately 79.1 BTC as of June 30, 2023.

The Company also announced that it has installed Braiins OS+ software on 360 of its mining machines. Braiins OS+ software is expected to increase mining machine hashrate by as much as 25%. Machines operating Braiins OS+ software may mine with any pool or mine with Braiins pool and pay no pool fees to Braiins pool.

Additionally, the Company provided an update on the status of the 1,080 Bitcoin mining machines it had previously announced would be hosted by Giga Energy. Of the 1,080 Bitcoin mining machines, 720 of the mining machines have been placed at GIGA Energy’s site. About 360 of these machines are now powered and actively mining as of June 30, 2023. This brings the total number of mining machines of the Company that are actively mining Bitcoin to approximately 5,235 machines, which are generating approximately 543 PH as of June 30, 2023. The Company currently expects the remaining 720 machines to be powered and actively mining by July 31, 2023.

About LM Funding America

LM Funding America, Inc., (Nasdaq: LMFA) together with its subsidiaries, is a cryptocurrency mining business that commenced Bitcoin mining operations in September 2022. The Company also operates a technology-based specialty finance company that provides funding to nonprofit community associations (Associations) primarily located in the state of Florida, as well as in the states of Washington, Colorado, and Illinois, by funding a certain portion of the Associations' rights to delinquent accounts that are selected by the Associations arising from unpaid Association assessments.

Forward-Looking Statements

This press release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” and “project” and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guaranties of future results and conditions but rather are subject to various risks and uncertainties. Some of these risks and uncertainties are identified in the Company's most recent Annual Report on Form 10-K and its other filings with the SEC, which are available at www.sec.gov. These risks and uncertainties include, without limitation, uncertainty created by the COVID-19 pandemic, the risks of entering into and operating in the cryptocurrency mining business, uncertainty in the cryptocurrency mining business in general, problems with hosting vendors in the mining business, the capacity of our Bitcoin mining machines and our related ability to purchase power at reasonable prices, the ability to finance our planned cryptocurrency mining operations, our ability to acquire new accounts in our specialty finance business at appropriate prices, the potential need for additional capital in the future, changes in governmental regulations that affect our ability to collected sufficient amounts on defaulted consumer receivables, changes in the credit or capital markets, changes in interest rates, and negative press regarding the debt collection industry. The occurrence of any of these risks and uncertainties could have a material adverse effect on our business, financial condition, and results of operations.

Contact:

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Tel: (212) 671-1021

Email: LMFA@crescendo-ir.com